EXHIBIT 99.1

For more information, contact:

Tom Miller	Michael Attar
Chief Financial Officer	Director Investor Relations
(818) 444-2325	(818)444-2330
tmiller@ixiacom.com	mattar@ixiacom.com
Nasdaq Panel Grants Ixia’s Request for Continued Listing
CALABASAS, CA— February 1, 2007 — Ixia (NASDAQ: XXIA) announced today that on January 30, 2007, it received notice that a Nasdaq Listing Qualifications Panel (the “Nasdaq”) has granted the Company’s request for continued listing of its common stock on The Nasdaq Stock Market, subject to the conditions that:
(a) on or before February 28, 2007, the Company provide the Nasdaq with certain information regarding the investigation by the Audit Committee of the Company’s Board of Directors into matters relating to the previously announced requirement that the Company restate certain of its prior period financial statements, including information regarding findings, internal controls and remedial measures, and (b) on or before March 16, 2007, the Company file with the Securities and Exchange Commission (the “Commission”) its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “2006 Third Quarter Form 10-Q”), as well as any required restatements.
The Company plans, on or before the February 28, 2007 deadline, to submit to the Nasdaq the requested information regarding the investigation and, on or before the March 16, 2007 deadline, to complete the restatement by filing with the Commission the

Company’s 2006 Third Quarter Form 10-Q, as well as amendments to its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006.
Although the Company believes that it can comply with these conditions, there can be no assurance that Ixia will meet the deadlines set by the Nasdaq or that the Nasdaq would grant the Company an additional extension if it fails to meet the deadlines.
“The Company continues to work closely with the Audit Committee, whose investigation is in the final stage of completion. We also continue to work diligently to complete the restatements as soon as possible,” commented Errol Ginsberg, President and Chief Executive Officer of Ixia. “I am pleased to report that demand for our products in the fourth quarter remained healthy, and resulted in a sequential increase in bookings.”
For the fourth quarter ended December 31, 2006, Ixia estimates it had cash, cash equivalents and investments of approximately $220 million, with no debt.
About Ixia
Ixia is a leading provider of performance test systems for IP-based infrastructure and services. Its highly scalable solutions generate, capture, characterize, and emulate network and application traffic, establishing definitive performance and conformance metrics of network devices or systems under test. Ixia’s test systems are used by network and telephony equipment manufacturers, semiconductor manufacturers, service providers, governments, and enterprises to validate the functionality and reliability of complex IP networks, devices, and applications. Ixia’s Triple Play test systems address the growing need to test voice, video, and data services and network capability under real-world conditions. Ixia’s vision is to be the world’s pre-eminent provider of solutions to enable testing of next generation IP Triple Play networks. Ixia’s test systems utilize a wide range of industry-standard interfaces, including Ethernet, SONET, ATM, and wireless connectivity, and are distinguished by their performance, accuracy, reliability, and adaptability to the industry’s constant evolution.
For more information, contact Ixia at 26601 W. Agoura Road, Calabasas, CA 91302; (818) 871-1800, Fax: (818)-871-1805; Email: info@ixiacom.com or visit our Web Site at http://www.ixiacom.com.

Ixia and the Ixia four petal logo are registered trademarks of Ixia. Other trademarks are the property of their respective owners.
Certain statements made in this press release are forward-looking statements, including, without limitation, statements regarding possible future revenues, growth and profitability and future business and market share. In some cases, such forward-looking statements can be identified by terms such as “may,” “will,” “expect,” “plan,” “believe,” “estimate,” “predict” or the like. Such statements reflect the Company’s current intent, belief and expectations and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, in addition to those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, in its Current Report on Form 8-K and Form 12b-25 Notification of Late Filing filed with the Commission on November 13, 2006, and in its other filings with the Commission, the final amounts of the adjustments in the Company’s historical financial statements made as a result of the Company’s restatement of certain previously issued financial statements; the ramifications of the Company’s inability to file its 2006 Third Quarter Form 10-Q with the Commission on a timely basis; the failure by the Company to comply with the listing requirements of The Nasdaq Stock Market; and the Company’s ability to timely comply with the conditions described in this press release for the continued listing of the Company’s Common Stock on The Nasdaq Stock Market. Ixia undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.